Exhibit 7.6

EX-7.6: Pledge Agreement

EXECUTION COPY

BORSE DUBAI NASDAQ SHARE TRUST,

as Pledgor

AND

HSBC BANK PLC,
as Security Trustee

PLEDGE AGREEMENT

Dated as of February 27, 2008

i

TABLE OF CONTENTS
(continued)

ii

PLEDGE AGREEMENT (this “Pledge Agreement”), dated as of February 27, 2008, between BORSE DUBAI NASDAQ SHARE TRUST, a Delaware statutory trust (“Pledgor” or the “Trust”), and HSBC BANK PLC, as security trustee for the ratable benefit of the Secured Parties (as defined in the Facilities Agreement referred to below) (the “Security Trustee”).

WHEREAS, Borse Dubai Limited, a company registered in the Dubai International Financial Centre in Dubai (“Borse Dubai”) has entered into a Facilities Agreement dated as of August 17, 2007 (as amended and restated on September 20, 2007 as amended on September 24, 2007, and as further amended or otherwise modified and in effect from time to time, the “Facilities Agreement”), with, inter alia, Security Trustee, pursuant to which, among other things, the lenders have agreed to make loans or otherwise to extend credit to Borse Dubai upon the terms and subject to the conditions specified in the Facilities Agreement; and

WHEREAS, Borse Dubai is initially the sole beneficiary of Pledgor and is therefore entitled to all of the economic benefits earned or otherwise attributable to Pledgor; and Pledgor thus shares a commonality of interests with Borse Dubai, and as such, will derive substantial direct and indirect benefits from the loans and other transactions being provided to Borse Dubai pursuant to the Facilities Agreement; and

WHEREAS, in order to secure all Secured Obligations (as defined below), Borse Dubai has agreed to establish Pledgor and to cause Pledgor to execute and deliver to Security Trustee a pledge agreement in substantially the form hereof;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               DEFINITIONS.

1.01.        Definition of Terms Used Herein Generally.  All capitalized terms used but not defined herein shall have the meanings set forth in the Facilities Agreement.  All terms used herein and defined in the NYUCC shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the NYUCC differently than in another Article of the NYUCC, the term has the meaning specified in Article 9 of the NYUCC.

1.02.        Definition of Certain Terms Used Herein.  As used herein, the following terms shall have the following meanings:

“Acceleration Event” shall mean the occurrence of an Event of Default which is continuing and in respect of which the Agent has given notice to any of the Borrowers pursuant to Clause 23.12 (Acceleration) of the Facilities Agreement, which notice has not been rescinded.

“Applicable Law” shall mean any laws, rules or regulations of any Authority governing or relating to the ownership, voting and transfer of, or the exercise of any other rights with respect to, the Pledged Collateral, including, without limitation, the Securities Act and all other applicable securities laws, and Exon-Florio and the HSR Act.

“Authority” shall mean any domestic (including federal, state or local) or foreign (i) court, tribunal or arbitrator, (ii) government or administrative, regulatory or other governmental department, agency, official, commission (including, without limitation, CFIUS and the Commission), authority or instrumentality, or (iii) Self-Regulatory Organization.

“Borse Dubai” shall have the meaning assigned to such term in the preamble hereto.

“Borse Dubai Pledge Agreement” shall mean the pledge agreement, dated as of February 27, 2008 between Borse Dubai and the Security Trustee.

“Borse Dubai Transfer Rights” shall mean the right of Borse Dubai to cause, and of Borse Dubai and the Trust to effect, the transfer of Trust Nasdaq Shares from time to time when the net amount the Trust would receive on the sale of any Trust Nasdaq Share is equal to or greater than the Threshold Sale Proceeds Amount, all pursuant to and as contemplated by the Stockholders Agreement and the Trust Agreement.

“Certificateholder” shall have the meaning assigned to such term in the Trust Agreement.  The sole Certificateholder on the date hereof is Borse Dubai.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“Collateral Derivative Shares” shall mean all Distributed Securities distributed from time to time in respect of Pledgor Pledged Nasdaq Shares.

“Commission” shall mean the United States Securities and Exchange Commission.

“Distributed Securities” shall mean, in respect of a particular share or other equity interest in any entity, any share or other or equity interest or other security, or warrant to purchase shares or other equity interests or other securities, distributed on or in respect of such a particular share or other equity interest, whether as a dividend, pursuant to a stock split or otherwise.

“event” shall have the meaning assigned to such term in Section 8.03(a).

“Exon-Florio” shall mean the Exon-Florio amendment to the Defense Production Act of 1950, 50 U.S.C.  Section 2158 et seq., as amended by Section 837(a) of the National Defense Authorization Act for Fiscal Year 1993 and the Foreign Investment and National Security Act of 2007, P.L. 110-49.

“Extraordinary Payments” shall have the meaning assigned to such term in Section 5.01(b).

“Facilities Agreement” shall have the meaning assigned to such term in the preliminary statement of this Pledge Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Pledgor Pledged Nasdaq Shares” shall mean all Pledgor Nasdaq Shares described on Schedule 1 hereto.

“Lien” shall mean any security interest, mortgage, lien, encumbrance, adverse claim, options to purchase or any similar rights of any person, and any financing statement or similar document filed in respect of same.

“Nasdaq” shall mean The Nasdaq Stock Market, Inc.

“Nasdaq Certificate” shall have the meaning assigned to such term in Section 3.07.

“Nasdaq Certificate of Incorporation” shall mean the certificate of incorporation of Nasdaq as in effect from time to time.

“Nasdaq Manual” shall mean the rules subscribed to by Nasdaq, as an independent self regulatory organization, and available at http://nasdaq.complinet.com/nasdaq/display/ index.html.

“Nasdaq Shares” shall mean the common stock of Nasdaq.

“NYUCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“OMX Transaction Agreement” shall have the meaning assigned to such term in Section 3.07.

“Organizational Documents” shall mean, with respect to any Person, as applicable, its charter, certificate of incorporation and by-laws, operating agreement, trust agreement or other organizational or governing documents.

“Permitted Restrictions” shall mean all provisions of Applicable Law, the Nasdaq Certificate of Incorporation, the Nasdaq Manual and the Stockholders Agreement governing or relating to the ownership, voting and transfer of, or the exercise of any other rights with respect to, the Pledged Collateral, and the provisions of the Trust Agreement.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, statutory or other trust, unincorporated association, joint venture, Authority or other entity of whatever nature.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.01.

“Pledged Nasdaq Certificates” shall have the meaning assigned to such term in Section 2.02(a)(i)(y).

“Pledged Securities” shall have the meaning assigned to such term in Section 2.02(b).

“Pledged Trust Certificates” shall have the meaning assigned to such term in Section 2.02(a)(ii)(y).

“Pledgor Pledged Nasdaq Shares” shall mean all Trust Nasdaq Shares and all Collateral Derivative Shares.

“Process Agent” shall have the meaning specified in Section 13.02(b).

“Registration Rights Agreement” shall mean the registration rights agreement dated as of February 27, 2008, among Nasdaq, Borse Dubai and the Trust.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation, or decree, order, ruling or judgment, of any Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Borrowers to any Finance Party under any Finance Document.

“Securities Act” shall have the meaning assigned to such term in Section 8.01(d).

“Security Interests” shall mean the security interest granted pursuant to Section 2.01, as well as all other security interests created or assigned as additional security for the Secured Obligations pursuant to the provisions of this Pledge Agreement.

“Self-Regulatory Organization” shall mean the Financial Industry Regulatory Authority, any United States or non-United States securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, any other board or body, whether United States or non-United States, that regulates brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants.

“Stockholders Agreement” shall mean the stockholders agreement dated as of February 27, 2008, between Nasdaq and Pledgor.

“Threshold Sale Proceeds Amount” shall have the meaning assigned to such term in the Trust Agreement.

“Trust” shall have the meaning assigned to such term in the preamble hereto.

“Trust Agreement” shall mean the trust agreement dated as of February 21, 2008, among Borse Dubai, Wells Fargo Delaware Trust Company and Nasdaq.

“Trust Disposition Rights” shall mean the rights and obligations of the Certificateholders to direct, and of the Trust to comply with the Certificateholders’ directions in respect of, the disposition of the Trust Nasdaq Shares (subject to the Permitted Restrictions) as contemplated by, and in a manner consistent with, the Trust Agreement (which rights are not exclusive (being subject to the Borse Dubai Transfer Rights)); provided that any transfer of Trust Nadsaq Shares to Borse Dubai from time to time pursuant to and as contemplated by Section 3(a) of the Trust Agreement shall be permitted and such transferred Nasdaq Shares shall no longer be deemed Pledgor Nasdaq Shares or Pledged Collateral and shall be released from any Lien under this Pledge Agreement, but shall be deemed Pledgor Nasdaq Shares and Pledged Collateral under the Borse Dubai Pledge Agreement.

“Trust Nasdaq Shares” shall mean Nasdaq Shares owned by the Trust from time to time.

“UCC” means the Uniform Commercial Code as in effect in any jurisdiction.

1.03.        Rules of Interpretation.  The rules of interpretation specified in Section 1.2 of the Facilities Agreement shall be applicable to this Pledge Agreement.  References to “Sections”, “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, respectively, of this Pledge Agreement unless otherwise specifically provided.  Any of the terms defined in this Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  All references to statutes and related regulations shall include (unless otherwise specifically provided herein) any amendments of same and any successor statutes and regulations.

Section 2.               PLEDGE AND ASSIGNMENT.

2.01.        Grant of Security Interest.  To secure the payment or performance, as the case may be, in full of the Secured Obligations, whether at stated maturity, by acceleration or otherwise, Pledgor hereby pledges to Security Trustee, and grants to Security Trustee a first priority security interest in, the collateral described in Section 2.02, for the ratable benefit of the Secured Parties (as defined in the Facilities Agreement) (the “Pledged Collateral”).

2.02.        Description of Pledged Collateral.

(a)           The Pledged Collateral is described as follows and on any separate schedules at any time furnished by Pledgor to Security Trustee (which schedules are hereby deemed part of this Pledge Agreement):

(i)            all right, title and interest of Pledgor as a holder (whether now or in the future) in (x) the Pledgor Pledged Nasdaq Shares, and (y) all certificates, instruments or other documents evidencing or representing the Pledgor Pledged Nasdaq Shares (the “Pledged Nasdaq Certificates”);

(ii)           all right, title and interest of Pledgor in and to all present and future payments, and distributions (including dividends and distributions upon liquidation or dissolution of the issuer thereof and all other monies due or to become due and payable to Pledgor in connection with or related to such collateral or otherwise paid, issued or distributed from time to time in respect of or in exchange for such collateral) of cash or other property on or in respect of (but only on or in respect of) the collateral described in Clauses (i) and (ii) above, and any certificate, instrument or other document evidencing or representing any such payment or distribution;

(iii)          all Investment Property of Pledgor in respect of any collateral described in Clause (i) or (ii) above; and

(iv)          all proceeds of all collateral described in Clause (i), (ii) and (iii) above, of every kind, and all proceeds of such proceeds.

(b)           The Pledged Nasdaq Certificates and all certificates, instruments or other documents evidencing or representing any collateral referred to in Clause (ii), (iii) or (iv) above shall be collectively referred to herein as the “Pledged Securities”.

2.03.        Delivery of Pledged Securities.

(a)           Pledgor shall deliver to Security Trustee:

(i)            all original Pledged Securities held by or for the account of the Pledgor on the date hereof concurrently with the execution and delivery of this Pledge Agreement; and

(ii)           all original Pledged Securities received by or for the account of the Pledgor after the date hereof, within ten (10) business days after Pledgor’s receipt thereof.

(b)           All Pledged Securities that are certificated securities shall be in registered form and shall be endorsed to Security Trustee or in blank (by stock power or otherwise).

2.04.        Registration.  At any time, and from time to time, after the occurrence and during the continuation of an Acceleration Event, and subject to the limitations contained in, and to compliance with, the Permitted Restrictions, Security Trustee may cause all or any of the Pledged Securities to be transferred to or registered in its name or the name of its nominee or nominees.

2.05.        Authorization to File Financing Statements.  Pledgor hereby irrevocably authorizes Security Trustee at any time and from time to time to file in any jurisdiction in which the UCC has been adopted any initial financing statements and amendments thereto that (a) describe the Pledged Collateral, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment, including whether Pledgor is an organization, the type of organization and any organization identification number issued to Pledgor.  Pledgor agrees to furnish any such information to Security Trustee promptly upon request.  Pledgor also ratifies its authorization for Security Trustee to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

Section 3.               REPRESENTATIONS AND WARRANTIES OF PLEDGOR.

Pledgor hereby represents and warrants to Security Trustee that:

3.01.        Pledgor’s Legal Status.  (a) Pledgor is an organization of the type, and is organized in the jurisdiction, set forth in Schedule 1 hereto; and (b) Schedule 1 hereto sets forth Pledgor’s organizational identification number or states that Pledgor has none.

3.02.        Pledgor’s Legal Name.  Pledgor’s exact legal name is that set forth in Schedule 1 hereto and on the signature page hereof.

3.03.        Pledgor’s Locations.  Schedule 1 hereto sets forth Pledgor’s place of business or (if it has more than one place of business) its chief executive office, as well as its mailing address if different.

3.04.        Authority; Binding Obligation; No Conflict.  Pledgor has full power and authority to execute, deliver and perform its obligations in accordance with the terms of this Pledge Agreement and to grant to Security Trustee the Security Interest in the Pledged Collateral pursuant hereto, without the consent or approval of any other Person other than any consent or approval which has been obtained and is in full force and effect.  This Pledge Agreement has been duly authorized, executed and delivered by Pledgor and is the legally valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditor’s rights generally and by the Permitted Restrictions.  The granting to Security Trustee of the Security Interest in the Pledged Collateral hereunder, and the execution, delivery and performance by Pledgor of this Pledge Agreement, do not and will not (a) result in the existence or imposition of any Lien nor obligate Pledgor to create any Lien (other than such Security Interest) in favor of any Person over all or any of Pledgor’s assets; (b) conflict with any agreement, mortgage, bond or other instrument to which Pledgor is a party or which is binding upon Pledgor or any of its assets; (c) conflict with Pledgor’s Organizational Documents; or (d) subject, in the case of performance in furtherance of the exercise by Security Trustee of its rights and remedies, to compliance with the Permitted Restrictions, conflict with any Requirement of Law binding on Pledgor or any of the Pledged Collateral.

3.05.        Title to Collateral.  The Pledged Collateral is owned by Pledgor free and clear of any Lien, other than the Permitted Restrictions, the Borse Dubai Transfer Rights and the Trust Disposition Rights.  Pledgor has not filed or consented to the filing of any financing statement or analogous document under the UCC or any other Requirement of Law covering any Pledged Collateral.

3.06.        Pledged Collateral.  Set forth on Schedule 1 hereto is a complete and accurate list and description of all Pledged Securities, including all Pledgor Pledged Nasdaq Shares, owned by Pledgor on the date hereof.

3.07.        Intentionally Omitted.

3.08.        All of Pledgor’s Interests.  As of the date hereof, the Pledged Collateral set forth on Schedule 1 hereto constitutes all of the equity interests owned by Pledgor in any entity listed on Schedule 1.

3.09.        Due Authorization, Etc., of Stock.  The Pledged Collateral listed on Schedule 1 hereto has been duly authorized and validly issued and is fully paid and non-assessable.

3.10.        Required Consents.  Except as may be required in connection with any disposition of any portion of the Pledged Collateral by the Permitted Restrictions or Requirements of Law affecting the offering and sale of securities generally, and in the case of clause (iii) below except as may be limited by or pursuant to the Permitted Restrictions, no consent of any Person (including, without limitation, partners, shareholders or creditors of Pledgor or of any subsidiary of Pledgor) and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental instrumentality is required in connection with (i) the execution, delivery, performance, validity or enforceability of this Pledge Agreement, (ii) the creation, perfection or maintenance of the Security Interest created hereby (including the first priority nature of such Security Interest), or (iii) the exercise by Security Trustee of the rights provided for in this Pledge Agreement.

3.11.        Nature of Security Interest.  Upon the delivery of the Pledged Securities to Security Trustee, the filing of a UCC financing statement in accordance with Section 2.05 and the taking of any other perfection measures necessary or in the reasonable opinion of the Security Trustee desirable, the pledge of the Pledged Collateral pursuant to this Pledge Agreement creates a valid and perfected first priority Security Interest in the Pledged Collateral, securing the prompt and complete payment or performance, as the case may be, of the Secured Obligations.

3.12.        Solvency.  It is solvent and able to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a consequence of its execution, delivery and performance of this Pledge Agreement or the grant of the security interest contemplated herein.

Section 4.               COVENANTS.

4.01.        Pledgor covenants and agrees with the Security Trustee, as follows.

(a)           Pledgor’s Legal Status.  Pledgor shall not change its type of organization, jurisdiction of organization or other legal structure.

(b)           Pledgor’s Name.  Without providing at least 30 days prior written notice to Security Trustee, Pledgor shall not change its name.

(c)           Pledgor’s Organizational Number.  Without providing at least 30 days prior written notice to Security Trustee, Pledgor shall not change its organizational identification number if it has one.  If Pledgor does not have an organizational identification number and later obtains one, Pledgor shall forthwith notify Security Trustee of such organizational identification number.

(d)           Locations.  Without providing at least 30 days prior written notice to Security Trustee, Pledgor shall not change its principal residence, its place of business or (if it has more than one place of business) its chief executive office or its mailing address.

(e)           Title to Collateral.  (i) Except for the Security Interest herein granted, Pledgor shall be the owner of the Pledged Collateral, free from any Lien other than the Permitted Restrictions, the Borse Dubai Transfer Rights and the Trust Disposition Rights, and Pledgor, at its sole cost and expense, shall defend the same against all claims and demands of all Persons at any time claiming the same or any interests therein adverse to Security Trustee (other than Permitted Restrictions, the Borse Dubai Transfer Rights and the Trust Disposition Rights); and (ii) Pledgor shall not sell or otherwise dispose of, or pledge, mortgage or create, or suffer to exist a Lien on, the Pledged Collateral in favor of any Person other than Security Trustee or pursuant to the Borse Dubai Transfer Rights, the Trust Disposition Rights or as otherwise permitted under the Facilities Agreement, and the inclusion of “proceeds” of the Pledged Collateral under the Security Interest granted herein shall not be deemed a consent by Security Trustee to any sale or other disposition of any Pledged Collateral.  The foregoing notwithstanding, it is understood and agreed that nothing in this Pledge Agreement shall in any way limit the Trust Disposition Rights of the Certificateholder and the Pledgor and the Borse Dubai Transfer Rights of Borse Dubai.

(f)            Investment Property.

(i)            If any securities now owned or hereafter acquired by Pledgor constituting Pledged Collateral are uncertificated and are issued to Pledgor or its nominee directly by the issuer thereof or such securities, whether certificated or uncertificated, are held or acquired by Pledgor or its nominee through a securities intermediary or credited to a securities account, Pledgor shall immediately notify the Security Trustee thereof and, at the Security Trustee’s request and option, either, as applicable, (x) cause the issuer to enter into a written agreement or other authenticated record with the Security Trustee, in form and substance reasonably satisfactory to the Security Trustee, pursuant to which such issuer shall agree, among other things, to comply with instructions from the Security Trustee as to such securities, without further consent of Pledgor or such nominee, provided that such agreement or record, and the rights and remedies thereunder, comply with, and are subject to compliance with, the Permitted Restrictions, (y) cause such securities intermediary to enter into a written agreement or other authenticated record with the Security Trustee, in form and substance reasonably satisfactory to the Security Trustee, pursuant to which such securities intermediary shall, among other things, agree to comply with entitlement orders or other instructions from the Security Trustee to such securities intermediary as to such securities or other investment property without further consent of Pledgor or such nominee, provided that the Security Trustee shall not exercise its rights and remedies hereunder by instructing such securities intermediary as to such securities or other investment property other than in compliance with the Permitted Restrictions, or (z) except as limited or prohibited pursuant to, and subject to compliance with, the Permitted Restrictions, arrange for the Security Trustee to become the registered owner of the securities or, in the case of investment property held by or through a securities intermediary or credited to a securities account, arrange for the Security Trustee to become the entitlement holder with respect to such investment property, with Pledgor being permitted, only with the consent of the Security Trustee, to exercise rights to withdraw or otherwise deal with such investment property.  With respect to any such Pledged Collateral in the possession or within the control of the Security Trustee, Pledgor waives any restriction or obligation imposed on the Security Trustee by Sections 9-207(c)(1), 9-207(c)(2) and 9-208 of the NYUCC.

(ii)           Pledgor agrees that it shall not (x) convert or permit the conversion of any Pledged Collateral into uncertificated securities or General Intangibles, or (y) credit or permit to be credited to any securities account any Pledged Collateral, except, in each case, in compliance with Section 4.01(f)(i) above.

(g)           Taxes.  Pledgor shall pay promptly when due all taxes, assessments, governmental charges and levies upon the Pledged Collateral or incurred in connection with the Pledged

Collateral or the execution, delivery or performance of, or exercise of rights under, this Pledge Agreement.

(h)           Further Assurances.  Pledgor will, from time to time, at its expense, promptly execute and deliver all further instruments and documents and take all further action that may be necessary, or that Security Trustee may reasonably request, in order to perfect and protect any Security Interest granted or purported to be granted hereby or to enable Security Trustee (except as limited or prohibited pursuant to, and subject to compliance with, the Permitted Restrictions) to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

4.02.        Acknowledgment of Security Trustee.  Security Trustee acknowledges that various notices, consents and approvals may be required under the Permitted Restrictions in order for the Security Trustee to enforce its rights under this Pledge Agreement and that such enforcement may be limited by the Permitted Restrictions.

4.03.        Information.  Pledgor assumes all responsibility for being and keeping itself informed of Borse Dubai’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that Pledgor assumes and incurs hereunder, and agrees that none of the Security Trustee or any Secured Party will have any duty to advise the Pledgor of information known to it or any of them regarding such circumstances or risks.

Section 5.               VOTING RIGHTS AND CERTAIN PAYMENTS PRIOR TO ACCELERATION EVENT.

5.01.        Voting Rights and Ordinary Payments Prior to an Acceleration Event.  So long as no Acceleration Event shall have occurred and be continuing:

(a)           Subject to the Permitted Restrictions, Pledgor shall be entitled to exercise, as it shall think fit, but in a manner not inconsistent with the terms hereof or of any other Finance Document, the voting power with respect to the Pledged Collateral, and for that purpose Security Trustee shall (if any Pledged Collateral shall be registered in the name of Security Trustee or its nominee) execute or cause to be executed from time to time, at the expense of Pledgor, such proxies or other instruments in favor of Pledgor or its nominee, in such form and for such purposes as shall be reasonably required by Pledgor and shall be specified in a written request therefor, to enable it to exercise such voting power with respect to the Pledged Collateral; and

(b)           Subject to the Permitted Restrictions, Pledgor shall be entitled to exercise all rights with respect to and, except as otherwise provided in Sections 5.02 and 5.03 hereof, to receive, retain and utilize for its own account any and all payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights to the extent such are permitted pursuant to the terms of the Facilities Agreement, other than (i) liquidating cash dividends or (ii) extraordinary cash dividends and cash dividends or other amounts payable under or in connection with any recapitalization, restructuring, or other non-ordinary course event (the cash dividends and amounts in this clause (ii) being “Extraordinary Payments”), paid, issued or distributed from time to time in respect of the Pledged Collateral.

5.02.        Extraordinary Payments and Distributions.

(a)           In case, upon the dissolution or liquidation (in whole or in part) of any issuer of any Pledged Collateral, any sum shall be paid or payable as a liquidating dividend or otherwise upon or with respect to any of the Pledged Securities or, in the event any other Extraordinary Payment is paid or payable, then and in any such event, such sum shall be paid by Pledgor over to Security Trustee promptly, and in any event within ten (10) business days after receipt thereof, to be held by Security Trustee as additional collateral hereunder.

(b)           In case any stock dividend shall be declared with respect to any of the Pledged Collateral, or any shares of stock or fractions thereof shall be issued pursuant to any stock split involving any of the Pledged Collateral, or any distribution of capital shall be made on any of the Pledged Collateral, or any shares, obligations or other property shall be distributed upon or with respect to any of the Pledged Collateral, in each case pursuant to a recapitalization or reclassification of the capital of the issuer thereof, or pursuant to the dissolution, liquidation (in whole or in part), bankruptcy or reorganization of such issuer, or to the merger or consolidation of such issuer with or into another corporation, the shares, obligations or other property so distributed shall be delivered by Pledgor to Security Trustee promptly, and in any event within ten (10) business days after receipt thereof, to be held by Security Trustee as additional collateral hereunder subject to the terms of this Pledge Agreement, and all of the same shall constitute Pledged Collateral for all purposes hereof.

5.03.        Voting Rights and Ordinary Payments after an Acceleration Event.

Subject to any limitation or prohibition contained in, and to compliance with, the Permitted Restrictions:

(a)           Upon the occurrence and during the continuance of any Acceleration Event, all rights of Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 5.01(a) hereof and to receive the payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that Pledgor would otherwise be authorized to receive and retain pursuant to Section 5.01(b) hereof shall, upon notice from the Security Trustee to the Pledgor, cease, and thereupon Security Trustee shall be entitled to (i) exercise all voting power with respect to the Pledged Securities and (ii) receive and retain, as additional collateral hereunder, any and all payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights at any time declared or paid upon any of the Pledged Collateral after the occurrence and during the continuance of such an Acceleration Event and otherwise to act with respect to the Pledged Collateral of Pledgor as outright owner thereof.

(b)           In order to permit the Security Trustee to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends, interest and other distributions that it may be entitled to receive hereunder:  (1) Pledgor will promptly execute and deliver (or cause to be executed and delivered) to the Security Trustee all proxies, dividend payment orders and other instruments as the Security Trustee may from time to time reasonably request and (2) Pledgor acknowledges that the Security Trustee may utilize the power of attorney set forth in Section 8.02.

Section 6.               ALL PAYMENTS IN TRUST.  All payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that are received by Pledgor contrary to the provisions of Section 5 hereof shall be received and held in trust for the benefit of Security Trustee, shall be segregated by Pledgor from other funds of Pledgor and shall be forthwith paid over to Security Trustee as Pledged Collateral in the same form as so received (with any necessary endorsement).

Section 7.               EXPENSES.  Pursuant to Section 7 of the Borse Dubai Pledge Agreement, Borse Dubai will pay all reasonable expenses incurred by Security Trustee in the manner and to the extent set forth in Clause 18 (Costs and Expenses) of the Facilities Agreement.

Section 8.               REMEDIES.

8.01.        Disposition Upon Default and Related Provisions.

(a)           Subject to any limitation or prohibition contained in, and to compliance with, the Permitted Restrictions, upon the occurrence and during the continuance of any Acceleration Event, Security Trustee (i) may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all rights of voting with respect to the Pledged Collateral and all of the rights and remedies of a secured party on default under the NYUCC at that time (whether or not applicable to the affected Pledged Collateral) and (ii) may also, without obligation to resort to other security, at any time and from time to time sell, resell, assign and deliver, in its sole discretion, all or any of the Pledged Collateral, in one or more parcels at the same or different times, and all right, title and interest, claim and demand therein and right of redemption thereof, on any securities exchange on which any Pledged Collateral may be listed, or at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Security Trustee may grant options.

(b)           If any of the Pledged Collateral is sold by Security Trustee upon credit or for future delivery, Security Trustee shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Security Trustee may resell such Pledged Collateral, subject to any limitation or prohibition contained in, and to compliance with, the Permitted Restrictions.  In no event shall Pledgor be credited with any part of the proceeds of sale of any Pledged Collateral until cash payment therefor has actually been received by Security Trustee.

(c)           Subject to Section 8.01(d) below and, subject to any limitation or prohibition contained in, and to compliance with, the Permitted Restrictions, Security Trustee may purchase any Pledged Collateral at any public sale and, if any Pledged Collateral is of a type customarily sold in a recognized market or is of the type that is the subject of widely distributed standard price quotations, Security Trustee may purchase such Pledged Collateral at private sale, and in each case may make payment therefor by any means, including, without limitation, by release or discharge of Secured Obligations in lieu of cash payment.

(d)           The parties hereto acknowledge that the Pledgor has entered into the Registration Rights Agreement pursuant to which Security Trustee may acquire certain rights enabling it to effect a public sale of the Pledgor Pledged Nasdaq Shares in accordance with the terms thereof.  Notwithstanding the foregoing, Pledgor recognizes that Security Trustee may be unable to effect a public sale of all or part of the Pledged Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), or in applicable Blue Sky or other state securities laws, or the Permitted Restrictions, as now or hereafter in effect, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof.  Pledgor agrees that any such Pledged Collateral sold at any such private sale may be sold at a price and upon other terms less favorable to the seller than if sold at public sale and that each such private sale shall be deemed to have been made in a commercially reasonable manner.  Security Trustee shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer of such securities, even if such issuer would agree, to register such securities for public sale under the Securities Act.  Pledgor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(e)           No demand, advertisement or notice, all of which are hereby expressly waived, shall be required in connection with any sale or other disposition of any part of the Pledged

Collateral that threatens to decline speedily in value or that is of a type customarily sold on a recognized market; otherwise Security Trustee shall give the Pledgor at least ten (10) business days prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice Pledgor agrees is commercially reasonable.

(f)            Security Trustee shall not be obligated to make any sale of Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given.  Security Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(g)           The remedies provided herein in favor of Security Trustee shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of Security Trustee existing at law or in equity.

(h)           To the extent that any Requirement of Law imposes duties on Security Trustee to exercise remedies in a commercially reasonable manner, Pledgor acknowledges and agrees that it is not commercially unreasonable for Security Trustee, in compliance with any applicable Requirement of Law, (i) to advertise dispositions of Pledged Collateral through publications or media of general circulation; (ii) to contact other persons, whether or not in the same business as Pledgor, for expressions of interest in acquiring all or any portion of the Pledged Collateral; (iii) to hire one or more professional auctioneers to assist in the disposition of the Pledged Collateral; (iv) to dispose of Pledged Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Pledged Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets; (v) to disclaim disposition warranties; or (vi) to the extent deemed appropriate by Security Trustee, to obtain the services of brokers, investment bankers, consultants and other professionals to assist Security Trustee in the disposition of any of the Pledged Collateral.  Pledgor acknowledges that the purpose of this clause (h) is to provide non-exhaustive indications of what actions or omissions by Security Trustee would not be commercially unreasonable in Security Trustee’s exercise of remedies against the Pledged Collateral and that other actions or omissions by Security Trustee shall not be deemed commercially unreasonable solely on account of not being indicated in this clause (h).  Without limiting the foregoing, nothing contained in this clause (h) shall be construed to grant any rights to Pledgor or to impose any duties on Security Trustee that would not have been granted or imposed by this Pledge Agreement or by any applicable Requirement of Law in the absence of this clause (h).

8.02.        Security Trustee Appointed Attorney-In-Fact.

(a)           To effectuate the terms and provisions hereof, Pledgor hereby appoints Security Trustee as Pledgor’s attorney-in-fact for the purpose, from and after the occurrence and during the continuance of an Acceleration Event, but in each case, subject to any limitation or prohibition contained in, and to compliance with, the Permitted Restrictions, of carrying out the provisions of this Pledge Agreement and taking any action and executing any instrument that Security Trustee from time to time in Security Trustee’s reasonable discretion may deem necessary or advisable to accomplish the purposes of this Pledge Agreement.  Without limiting the generality of the foregoing, Security Trustee shall, from and after the occurrence and during the continuance of an Acceleration Event, and subject to any limitation or prohibition contained in, and to compliance with, the Permitted Restrictions, have the right and power to:

(i)            receive, endorse and collect all checks and other orders for the payment of money made payable to Pledgor representing any interest or dividend or other distribution or amount payable in respect of the Pledged Collateral or any part thereof and to give full discharge for the same;

(ii)           execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral;

(iii)          exercise all rights of Pledgor as owner of the Pledged Collateral including, without limitation, the right to sign any and all amendments, instruments, certificates, proxies, and other writings necessary or advisable to exercise all rights and privileges of (or on behalf of) the owner of the Pledged Collateral, including, without limitation, all voting rights with respect to the Pledged Securities;

(iv)          ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

(v)           file any claims or take any action or institute any proceedings that Security Trustee may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of Security Trustee with respect to any of the Pledged Collateral; and

(vi)          generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though Security Trustee were the absolute owner thereof for all purposes, and to do, at Security Trustee’s option and Pledgor’s expense, at any time or from time to time, all acts and things that Security Trustee deems reasonably necessary to protect, preserve or realize upon the Pledged Collateral.

(b)           Pledgor hereby ratifies and approves all acts of Security Trustee made or taken pursuant to this Section 8.02 and in compliance with the Permitted Restrictions (provided, that Pledgor does not, by virtue of such ratification, release any claim that Pledgor may otherwise have against Security Trustee for any such acts made or taken by Security Trustee through gross negligence or willful misconduct).  Neither Security Trustee nor any person designated by Security Trustee shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except such as may result from Security Trustee’s gross negligence or willful misconduct.  This power, being coupled with an interest, is irrevocable so long as this Pledge Agreement shall remain in force.

8.03.        Security Trustee’s Duties of Reasonable Care.

(a)           Security Trustee shall have the duty to exercise reasonable care in the custody and preservation of any Pledged Collateral in its possession, which duty shall be fully satisfied if such Pledged Collateral is accorded treatment substantially similar to that which Security Trustee accords its own property and, with respect to any calls, conversions, exchanges, redemptions, offers, tenders or similar matters relating to any such Pledged Collateral (herein called “events”):

(i)            Security Trustee exercises reasonable care to ascertain the occurrence and to give reasonable notice to Pledgor of any events applicable to any Pledged Securities that are registered and held in the name of Security Trustee or its nominee.

(ii)           Except as hereinabove specifically set forth, Security Trustee shall have no further obligation to ascertain the occurrence of, or to notify Pledgor with respect to, any events and shall not be deemed to assume any such further obligation as a result of the establishment by Security Trustee of any internal procedures with respect to any securities in its possession, nor shall

Security Trustee be deemed to assume any other responsibility for, or obligation or duty with respect to, any Pledged Collateral or its use of any nature or kind, or any matter or proceedings arising out of or relating thereto, including, without limitation, any obligation or duty to take any action to collect, preserve or protect its or Pledgor’s rights in the Pledged Collateral or against any prior parties thereto, but the same shall be at Pledgor’s sole risk and responsibility at all times.

(iii)          Pledgor waives any restriction or obligation imposed on Security Trustee under Sections 9-207(c)(1) and 9-207(c)(2) of the NYUCC.

8.04.        Indemnification.  Pursuant to Section 8.04 of the Borse Dubai Pledge Agreement, Borse Dubai will indemnify Security Trustee, each Secured Party and their respective officers, shareholders, directors, employees and agents in the manner and to the extent set forth in Clause 16 (Other Indemnities) of the Facilities Agreement.

8.05.        Prior Recourse.  Security Trustee’s prior recourse to any Pledged Collateral shall not constitute a condition of any demand, suit or proceeding for payment or collection of the Secured Obligations.

8.06.        Security Trustee May Perform.  If Pledgor fails to perform any agreement contained herein, Security Trustee may itself perform or cause performance of such agreement, and the expenses of Security Trustee incurred in connection therewith shall be treated as provided in Section 7 hereof.

Section 9.               SURETYSHIP WAIVERS BY PLEDGOR; OBLIGATIONS ABSOLUTE.

(a)           Pledgor waives demand, notice, protest, notice of acceptance of this Pledge Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description, thereof, all in such manner and at such time or times as the Security Trustee may deem advisable.  The Security Trustee shall have no duty as to the collection or protection of the Pledged Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 8.03.

(b)           All rights of the Security Trustee hereunder, the Security Interests and all obligations of Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Facilities Agreement, any other Finance Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Facilities Agreement, any other Finance Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from or any acceptance of partial payment thereon and or settlement, compromise or adjustment of any Secured Obligation or of any guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Secured Obligations or this Pledge Agreement.

Section 10.             MARSHALLING.  Security Trustee shall not be required to marshal any present or future collateral security (including but not limited to the Pledged Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that it lawfully may, Pledgor hereby agrees that it shall not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of Security Trustee’s rights under this Pledge Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Pledgor hereby irrevocably waives the benefits of all such laws.

Section 11.             PROCEEDS OF DISPOSITIONS.  Proceeds of disposition of Pledged Collateral received upon exercise by the Security Trustee of any foreclosure remedies under and as provided in this Pledge Agreement shall be applied as provided in Clause 9.5 (Mandatory Prepayment – Disposals) of the Facilities Agreement.

Section 12.             REINSTATEMENT.  The obligations of Pledgor pursuant to this Pledge Agreement shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Secured Obligations is rescinded or otherwise must be restored or returned by Security Trustee upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor or any other obligor or otherwise, all as though such payment had not been made.

Section 13.             MISCELLANEOUS.

13.01.      Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Pledge Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner and to the address, and deemed received, as provided for in the Facilities Agreement or, in the case of the Pledgor, as provided on Schedule 1 hereto.

13.02.      Governing Law; Consent to Jurisdiction; Consent to Service of Process.

(a)           THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  Pledgor agrees that any suit for the enforcement of this Pledge Agreement may be brought in the courts of the State of New York or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court.  Pledgor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

(b)           Pledgor hereby appoints CT Corporation System, at 111 Eighth Avenue, 13th Floor, New York, New York 10011 (the “Process Agent”), as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any New York State court or Federal court of the United States of America sitting in New York City, and the Pledgor hereby covenants to deliver to the Security Trustee concurrent with the execution of this Pledge Agreement evidence of the acceptance by the Process Agent of its appointment pursuant to this Section 13.02(b).  Pledgor agrees that service of process in respect of it upon such agent, together with written notice of such service given to it in the manner provided in Section 13.01, shall be deemed to be effective service of process upon it in any such action, suit or proceeding.  Pledgor agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any such action, suit or proceeding based thereon.  If for any reason such agent shall cease to be available to act as such, Pledgor agrees to irrevocably appoint another such agent in New York City, as its authorized agent for service of process.  Nothing in this Pledge Agreement will affect the right of any party to this Pledge Agreement to serve process in any other manner permitted by law.

(c)           If Pledgor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Pledgor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Pledge Agreement and each other Finance Document.  Pledgor agrees that the foregoing waivers shall be effective to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America, as amended from time to time, and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

13.03.      WAIVER OF JURY TRIAL ETC.  EACH OF PLEDGOR AND THE SECURITY TRUSTEE WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY LITIGATION OR DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PLEDGE AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS.  EXCEPT AS PROHIBITED BY LAW, EACH OF PLEDGOR AND THE SECURITY TRUSTEE WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION OR DISPUTE REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  Pledgor certifies that neither Security Trustee nor any representative, agent or attorney of Security Trustee has represented, expressly or otherwise, that Security Trustee would not, in the event of litigation, seek to enforce the foregoing waivers and acknowledges that, in entering into the Facilities Agreement and the other Finance Documents to which Security Trustee is a party, Security Trustee is relying upon, among other things, the waivers and certifications contained in this 13.03.

13.04.      Counterparts.  This Pledge Agreement may be executed in two or more separate counterparts, each of which shall constitute an original and all of which shall collectively and separately constitute one and the same agreement.

13.05.      Headings.  The headings of each section of this Pledge Agreement are for convenience only and shall not define or limit the provisions thereof.

13.06.      No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Pledge Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Pledge Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Pledge Agreement.

13.07.      Severability.  In the event any one or more of the provisions contained in this Pledge Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

13.08.      Survival of Agreement.  All covenants, agreements, representations and warranties made by Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Pledge Agreement shall be considered to have been relied upon by the

Security Trustee and shall survive the execution and delivery of the Facilities Agreement and the advance of all extensions of credit contemplated thereby, regardless of any investigation made by the Security Trustee, and shall continue in full force and effect until this Pledge Agreement shall terminate (or thereafter to the extent provided herein).

13.09.      Binding Effect; Several Agreement.  This Pledge Agreement is binding upon Pledgor and the Security Trustee and their respective successors and assigns, and shall inure to the benefit of Pledgor, the Security Trustee and their respective successors and assigns, except that no Pledgor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Pledge Agreement or the Facilities Agreement.

13.10.      Waivers; Amendment.

(a)           No failure or delay of the Security Trustee in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Security Trustee hereunder and the Secured Parties under the Facilities Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provisions of this Pledge Agreement or consent to any departure by Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Pledge Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Security Trustee and Pledgor, subject to any consent required in accordance with the Facilities Agreement.

13.11.      Limitation of Trustee Liability.  It is expressly understood and agreed by the parties that (a) this document is executed and delivered by Wells Fargo Delaware Trust Company, not individually or personally, but solely as Trustee, in the exercise of the powers and authority conferred and vested in it, pursuant to the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by Wells Fargo Delaware Trust Company but is made and intended for the purpose for binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on Wells Fargo Delaware Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, and (d) under no circumstances shall Wells Fargo Delaware Trust Company be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related documents.

IN WITNESS WHEREOF, intending to be legally bound, the Pledgor has caused this Pledge Agreement to be duly executed as of the date first above written.

BORSE DUBAI NASDAQ SHARE TRUST

By:	Wells Fargo Delaware Trust Company,
not in its individual capacity but solely as Trustee

By:	/s/ Tracy M. McLamb
Name: Tracy M. McLamb
Title: Vice President

Address:	Wells Fargo Delaware Trust Company
919 North Market Street
Suite 1600
Wilmington, DE 19801
Attn: Corporate Trust Services / Borse Dubai Nasdaq Share Trust
Fax: (302) 575-2006

Accepted and Agreed:

HSBC BANK PLC
as Security Trustee

By:	/s/ John Haire
Name: John Haire
Title: Director

Address:	HSBC Bank plc
8 Canada Square
London E14 5HQ

Attention:	Corporate Trust and Loans Agency
Fax No.:	+44 20 7991 4348

Signature Page to Pledge Agreement

Schedule 1 to Pledge Agreement
Attached to and forming part of that certain
Pledge Agreement dated as of February 27, 2008 by
Borse Dubai Nasdaq Share Trust, as Pledgor
To HSBC Bank plc, as Security Trustee
List and Description of Pledged Collateral

DESCRIPTION OF PLEDGED COLLATERAL:

Investment Property:

Issuer	Class	Certificate Numbers	Number of Shares

The Nasdaq Stock Market, Inc.	Common	C3	17,660,367

PLEDGOR INFORMATION:

Borse Dubai Nasdaq Share Trust

Type of Organization:  a Delaware statutory trust.

Jurisdiction of the Organization:  Delaware

Organizational identification number: 4488469

Registered Office and Mailing Address:

Wells Fargo Delaware Trust Company
919 North Market Street
Suite 1600
Wilmington, DE  19801
Attn:  Corporate Trust Services / Borse Dubai Nasdaq Share Trust
Fax:  (302) 575-2006

If different from the mailing address, the place of business, or if it has more than one place of business, the chief executive office:  N/A